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                           CLASS B DISTRIBUTION PLAN
                                       OF
                          THE JUNDT GROWTH FUND, INC.

                            PURSUANT TO RULE 12b-1


          THIS DISTRIBUTION PLAN made as of the ____ day of ______________, 1995, by and between The Jundt Growth Fund, Inc., a Minnesota corporation, (the "Fund") and U.S. Growth Investments, Inc., a Minnesota corporation (the "Distributor").

                              W I T N E S S E T H:

          WHEREAS, the Fund is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

          WHEREAS, Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through other securities dealers; and

          WHEREAS, the Fund proposes to enter into a Distribution Agreement with Distributor, pursuant to which Distributor will act as the exclusive distributor and representative of the Fund in the offer and sale of Class B shares of common stock, par value $.01 per share (the "Class B shares"), of the Fund to the public; and

          WHEREAS, the Fund desires to adopt this Class B Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which the Fund will pay an account maintenance fee and a distribution fee to Distributor with respect to the Fund's Class B shares; and

          WHEREAS, the Directors of the Fund have determined that there is a reasonable likelihood that adoption of the Plan will benefit the Fund and its Class B shareholders.

          NOW, THEREFORE, the Fund hereby adopts, and Distributor hereby agrees to the terms of, the Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

           1. The Fund shall pay Distributor an account maintenance fee under the Plan at the end of each month at the annual rate of 0.25% of average


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daily net assets of the Fund relating to Class B shares to compensate
Distributor and securities firms with which Distributor enters into related agreements pursuant to paragraph 5 hereof ("Sub-Agreements") for account maintenance activities with respect to Class B shareholders of the Fund.

           2. The Fund shall pay Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets of the Fund relating to the Class B shares to compensate Distributor and securities firms with which Distributor enters into related Sub-Agreements for providing sales and promotional activities and services relating to the Class B shares. Such activities and services will relate to the sale, promotion and marketing of the Class B shares. Such expenditures may consist of sales commissions to financial consultant for selling Class B shares, compensation, sales incentives and payments to sales and marketing personnel, payment of expenses incurred in sales and promotional activities, including advertising expenditures relating to the Fund and the costs of preparing and distributing promotional materials. The distribution fee may also be used to pay the financing costs of carrying the expenditures described in this paragraph 2. Payment of the distribution fee described in this paragraph 2 shall be subject to any limitations set forth in any applicable regulation of the National Association of Securities Dealers, Inc.

           3. On the conversion date (as hereinafter defined) next following the eighth anniversary of the purchase of a Class B share such share shall automatically convert into Class D shares, the conversion ratio being determined by the relative net asset value of Class B and Class D shares on the conversion date. The "conversion date" shall be the 15th day of each month (or if such day is not a business day, the next following business day). For purposes hereof, a "business day" means any day other than a Saturday, a Sunday or a day on which banking or trust institutions in the cities of Minneapolis, Minnesota and New York, New York are authorized or obligated by law, executive order or governmental decree to be closed.

           4. Payments made pursuant to the Plan will be imposed directly against the assets of the Fund relating to the Class B shares.

           5. The Fund hereby authorizes Distributor to enter into Sub-Agreements with certain securities firms ("Securities Firms") to provide compensation to such Securities Firms for activities and services of the type referred to in paragraphs 1 and 2 hereof. Distributor may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such Sub-Agreements shall provide that the Securities Firms shall provide


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Distributor with such information as is reasonably necessary to permit
Distributor to comply with the reporting requirements set forth in paragraph 6 hereof.

           6. Distributor shall provide the Fund for review by the Board of Directors, and the Directors shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the account maintenance fee and the distribution fee during such period.

           7. The Plan shall not take effect until it has been approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the Fund.

           8. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of a majority of both (a) the Directors of the Fund and (b) those Directors of the Fund who are not "interested persons" of the Fund, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Rule 12b-1 Directors"), cast in person at a meeting or meetings called for the purpose of voting on the Plan and such related agreements.

           9. The Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in paragraph 8.

          10. The Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Directors, or by vote of a majority of the outstanding Class B voting securities of the Fund.

          11. The Plan may not be amended to increase materially the rate of payments by the Fund provided for herein unless such amendment is approved by at least a majority, as defined in the Investment Company Act, of the outstanding Class B voting securities of the Fund, and by the Directors of the Fund in the manner provided for in paragraph 8 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for approval and annual renewal in paragraph 8 hereof.

          12. While the Plan is in effect, the selection and nomination of Directors who are not interested persons, as defined in the Investment Company Act, of the Fund shall be committed to the discretion of the Directors who are not interested persons.


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          13.  The Fund shall preserve copies of the Plan and any related agreements and all reports made pursuant to paragraph 6 hereof, for a period of not less than six years from the date of the Plan, or the agreements or such report, as the case may be, the first two years in an easily accessible place.


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          IN WITNESS WHEREOF, the parties hereto have executed this Plan as of the date first above written.

                              THE JUNDT GROWTH FUND, INC.


                              By: _____________________________________
                                  Title:



                              U.S. GROWTH INVESTMENTS, INC.


                              By: _____________________________________
                                  Title:



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